As filed with the Securities and Exchange Commission on September 29, 2021

Registration No. 333-65092

Registration No. 333-73284

Registration No. 333-103976

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

______________

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-65092

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-73284

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-103976

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________

Safeguard Scientifics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation or Organization)	23-1609753 (I.R.S Employer Identification No.)

150 N. Radnor Chester Rd., STE F-200, Radnor, PA 19087

(Address of Principal Executive Offices, including Zip Code)

2001 Associates Equity Compensation Plan

(Full Title of the Plan)

Eric C. Salzman

Chief Executive Officer

Safeguard Scientifics, Inc.

150 N. Radnor Chester Rd., STE F-200

Radnor, PA 19087

(610) 293-0600

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments No. 1 (“Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) filed by Safeguard Scientifics, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”): (i) Registration No. 333-65092 filed with the SEC on July 13, 2001; (ii) Registration No. 333-73284 filed with the SEC on November 14, 2001; and (iii) Registration No. 333-103976 filed with the SEC on March 21, 2003.

The Prior Registration Statements registered 900,000 shares, in the aggregate, as adjusted for stock splits, of the Company’s common stock, par value $0.10 per share (“Common Stock”), with related rights to purchase Series A Junior Participating Preferred Stock, in each case issuable pursuant to the 2001 Associates Equity Compensation Plan (the “Plan”).

In accordance with the Company’s undertakings, the Company is filing these Post-Effective Amendments to the Prior Registration Statements to withdraw and remove from registration 303,137 shares of Common Stock (the “Shares”) issuable by the Company under the Plan and registered pursuant to the Prior Registration Statements. The Shares have not been issued and are no longer subject to outstanding awards under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this these Post-Effective Amendments to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Radnor, PA on September 29, 2021.

SAFEGUARD SCIENTIFICS, INC.

By:	/s/ G. Matthew Barnard
G. Matthew Barnard
General Counsel

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Prior Registration Statements.